Exhibit 10.4
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement (this “Amendment”), effective as of May 7, 2007, is between The Kansas City Southern Railway Company, a Missouri corporation (“Railway”), and Patrick J. Ottensmeyer, an individual (“Executive”).
     WHEREAS, Executive is currently employed by Railway, and Railway and Executive previously entered into an Employment Agreement dated May 15, 2006 (“Agreement”), which sets forth terms and conditions of Executive’s employment by Railway; and
     WHEREAS, the parties desire to amend certain of those terms and conditions in the Agreement as set forth below without amending the remaining terms of the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Railway and Executive that the Agreement is amended as follows:
     1. Amendments to the Agreement.
(a) Paragraph 7(e) of the Agreement is hereby deleted in its entirety and the following new Paragraph 7(e) is inserted in lieu thereof:
“(e) Termination After Control Change Date. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Railway may terminate the employment of Executive (the “Termination”), but unless such Termination is for Cause as defined in subparagraph (g) or for disability, within five (5) days of the Termination Railway shall pay to Executive his full base salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the “Special Severance Payment”) equal to the product of (i) 175% of his annual base salary specified in Paragraph 7(a) multiplied by (ii) Three; and Specified Benefits (excluding any incentive compensation) to which Executive was entitled immediately prior to Termination shall continue until the end of the 3-year period (“Benefits Period”) beginning on the date of Termination. If any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then Railway shall pay to Executive within five (5) days after Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received under such plan if Executive had been fully vested in the average annual contributions or benefits in effect for the three plan years ending prior to the Control Change Date (regardless of any limitations based on the earnings or performance of KCS, or Railway) and a continuing participant in such plan to the end of the Benefits Period. Following the end of the Benefits Period, Railway shall continue to provide to the Executive and the Executive’s family the following benefits (“Post-Period Benefits”): (1) prior to the Executive’s attainment of age sixty (60), health, prescription and dental benefits equivalent to those then applicable to active peer executives of Railway) and their families, as the same may be modified from time to time, and (2) following the Executive’s attainment of age sixty (60) (and without regard to the Executive’s period of service with Railway) health and prescription benefits equivalent to those then applicable to retired peer executives of Railway and their families immediately prior to the Change of Control. The cost to the Executive of such Post-Period Benefits shall not exceed the cost of such benefits to active or retired (as applicable) peer executives immediately prior to the Change of Control. Notwithstanding the preceding two sentences of this Paragraph 7(e), if the Executive is covered under any health, prescription or dental plan provided by a subsequent employer, then the corresponding type of plan coverage (i.e., health, prescription or dental), required to be provided as Post-Period Benefits under this Paragraph 7(e) shall cease. The Executive’s rights under this Paragraph 7(e) shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation continuation coverage required by Section 4980 of the Code. Nothing in this Paragraph 7(e) shall be deemed to limit in any manner the reserved right of Railway, in its sole and absolute discretion, to at any time amend, modify or terminate health, prescription or dental benefits for active or retired employees generally.”
(b) The penultimate sentence of the first paragraph of Paragraph 7(f) of the Agreement is hereby deleted in its entirety, and the following new sentence is inserted in lieu thereof:
“Upon Resignation of Executive, Specified Benefits to which Executive was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein), and Post-Period Benefits shall be provided on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination.”
(c) Paragraphs 7(h) and 7(i) of the Agreement are hereby deleted in their entirety and the following new Paragraphs 7(h) through 7(p), inclusive, are inserted in lieu thereof:
“(h) Gross-up for Certain Taxes. If it is determined (by the reasonable computation of Railway’s independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate (“Certificate”) delivered to the Executive) that any benefit received or deemed received by the Executive from Railway, or KCS pursuant to this Agreement or otherwise (collectively, the “Payments”) is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then Railway shall, immediately after such determination, pay the Executive an amount (the “Gross-up Payment”) equal to the product of:
(i)	the amount of such Excise Taxes; multiplied by

(ii)	the Gross-up Multiple (as defined in Paragraph 7(k)).
     The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.
     Railway shall cause the preparation and delivery to the Executive of a Certificate upon request at any time. Railway shall, in addition to complying with this Paragraph 7(h), cause all determinations and certifications under Paragraphs 7(h)-(o) to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive’s individual tax returns on a timely basis.
     (i) Determination by the Executive.
(i)	If Railway shall fail to: (A) deliver a Certificate to the Executive or (B) pay to the Executive the amount of the Gross-up Payment, if any, within 14 days after receipt from the Executive of a written request for a Certificate, or if at any time following receipt of a Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive (“Executive Counsel Opinion”), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to Railway of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the “Executive’s Determination”). Within 14 days after delivery of the Executive’s Determination to Railway, Railway shall either: (A) pay the Executive the Gross-up Payment set forth in the Executive’s Determination (less the portion of such amount, if any, previously paid to the Executive by Railway) or (B) deliver to the Executive a Certificate specifying the Gross-up Payment determined by Railway’s independent auditors, together with an opinion of Railway’s counsel (“Railway Counsel Opinion”), and pay the Executive the Gross-up Payment specified in such Certificate. If for any reason Railway fails to comply with clause (B) of the preceding sentence, the Gross-up Payment specified in the Executive’s Determination shall be controlling for all purposes.
(ii)	If the Executive does not make a request for, and Railway does not deliver to the Executive a Certificate, Railway shall, for purposes of Paragraph 7(j), be deemed to have determined that no Gross-up Payment is due.
(j)	Additional Gross-up Amounts. If, despite the initial conclusion of Railway and/or the Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a “Non-Parachute Item”), it is later determined (pursuant to subsequently-enacted provisions of the

Code, final regulations or published rulings of the IRS, final IRS determination or judgment of a court of competent jurisdiction or Railway’s independent auditors) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater than the amount determined by Railway or the Executive pursuant to Paragraph 7(h) or Paragraph 7(i), as applicable, then Railway shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of:
(i)	the sum of (A) such additional Excise Taxes and (B) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Paragraph 7(h); multiplied by

(ii)	the Gross-up Multiple.
(k)	Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment; provided that, if such sum exceeds 0.8, it shall be deemed equal to 0.8 for purposes of this computation. (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

(l)	Opinion of Counsel. “Executive Counsel Opinion” means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accord with this Paragraph 7 and applicable law. “Company Counsel Opinion” means a legal opinion of nationally recognized executive compensation counsel that (i) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth in the Certificate of Railway’s independent auditors has been calculated in accord with this Paragraph 7 and applicable law, and (ii) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

(m)	Amount Increased or Contested. The Executive shall notify Railway in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by Railway of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect Railway’s obligations under this Paragraph 7 only if and to the extent that such failure results in actual prejudice to Railway. The Executive shall not pay such claim less than 30 days after the Executive gives such notice to Railway (or, if sooner, the date on which payment of such claim is due). If Railway notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:
i.	give Railway any information that it reasonably requests relating to such claim;

ii.	take such action in connection with contesting such claim as Railway reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Railway;

iii.	cooperate with Railway in good faith to contest such claim; and

iv.	permit Railway to participate in any proceedings relating to such claim; provided, however, that Railway shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, Railway shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Railway shall determine; provided, however, that if Railway directs the Executive to pay such claim and sue for a refund, Railway shall advance the amount of such payment to the Executive, on are interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Railway’s control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.
(n)	Refunds. If, after the receipt by the Executive of an amount advanced by Railway pursuant to Paragraph 7(m), the Executive receives any refund with respect to such claim, the Executive shall (subject to Railway’s complying with the requirements of Paragraph 7(m)) promptly pay Railway the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Railway pursuant to Paragraph 7(m), a determination is made that the Executive shall not be entitled to a full refund with respect to such claim and Railway does not notify the Executive in writing of its intent to contest such determination before the expiration of 30 days after such determination, then the applicable part of such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by Paragraph 7(m).
(o)	Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, Railway shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay Railway any amounts so received if a court having jurisdiction shall make a final, nonappealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be made available to discharge Railway’s obligations set forth in the preceding sentence, Railway has established a trust and upon the occurrence of a Change in Control shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the Railway Board shall have determined is reasonably sufficient for such purpose.

(p)	Prevailing Provisions. On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.”
(d) The first sentence of Paragraph 8 of the Agreement is hereby deleted in its entirety, and the following new sentence is inserted in lieu thereof:

“After a termination of Executive’s employment pursuant to Paragraph 4(d)(i) or a Change in Control as defined in Paragraph 7(d), Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except as otherwise specifically provided in Paragraph 4(d)(ii) with respect to health and life insurance and in Paragraph 7(e) with respect to health, prescription and dental benefits, no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder.”
2. Reference to and Effect on the Agreement. On and after the effectiveness of this Amendment, each reference in the Agreement to “hereunder”, “hereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified by this Amendment.
3. Severability. The invalidity or unenforceability of any particular provision of this Amendment shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
4. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Amendment shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.
5. Entire Agreement. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and terminates and supersedes all other prior agreements and understandings, both written, oral or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and may not be amended, extended or otherwise modified, except in a writing executed in whole or in counterparts by each party hereto.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 26th day of July, 2007.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY
By:	/s/ Michael R. Haverty
Michael R. Haverty, Chairman

EXECUTIVE
/s/ Patrick J. Ottensmeyer
PATRICK J. OTTENSMEYER